Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

DESTINATION XL GROUP, INC.

Destination XL Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.

The Restated Certificate of Incorporation of the Corporation (the “Restated Certificate of Incorporation”) was filed with the office of the Secretary of State of the State of Delaware on August 13, 2018.

2.

This Certificate of Amendment to Restated Certificate of Incorporation (this “Certificate of Amendment”) was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

3.	This Certificate of Amendment amends and restates Section 4.1 of Article FOURTH of the Restated Certificate of Incorporation as follows:

The total authorized stock of the Corporation shall be 126,000,000 shares, divided into: (i) 125,000,000 shares of Common Stock having a par value of $0.01 per share (“Common Stock”); and (ii) 1,000,000 shares of Preferred Stock having a par value of $0.01 per share (“Preferred Stock”).

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed by an authorized officer as of this 6th day of August, 2021.

DESTINATION XL GROUP, INC.

By:   /s/ Harvey Kanter
Name:  Harvey Kanter
Title:    President and Chief Executive Officer